Exhibit 99.8.61

FORM N-4, ITEM 24(b)(8.61)

Form of Master Shareholder Services Agreement for the Franklin Templeton Funds

Effective Date: October 1, 2003

American United Life Insurance Company

1 American Square, 504C

Indianapolis, Indiana 46282-0001

Attention:       Mr. Bill Pfadt

Re:                             Master Shareholder Services Agreement for the Franklin Templeton Funds

We understand that you currently provide recordkeeping and administrative services to certain qualified defined contribution employee benefit plans (“Benefit Plans”), and that you have entered into agreements with Benefit Plans under which you establish and maintain Benefit Plan participant investment accounts and provide other administrative and personal services to Benefit Plans and their participants.

As principal underwriter and transfer agent, respectively, for the open-end investment companies listed in Exhibit A (collectively the “Funds” or individually a “Fund”), we desire to enter into an Agreement with you for the servicing of certain shareholders of, and the administration of certain shareholder accounts in, the Funds. The purchase and sale of Fund securities are subject to the terms and conditions set forth in each Fund’s current prospectus and statement of additional information. Such terms and conditions describe availability of Class A, Class C and/or Class R shares to various types of retirement plans as well as eligibility requirements for sales charge waivers.

1.A. You shall provide shareholder and administrative services for certain beneficial shareholders of the Funds who are participants in the Benefit Plans. Such services shall include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing account designations and addresses; performance of sub-accounting; establishment and maintenance of shareholder accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements showing a shareholder’s account balance and the integration of such statements with those of other transactions and balances in the shareholder’s other accounts serviced by you, if any; and such other information and services .as we reasonably may request, to the extent you are permitted by applicable statute, rule or regulation to provide such information or services.

B.                                       Applicable provisions relating to agency services are set forth in Exhibit B.

2.                                     You agree to open and maintain an omnibus account for all Benefit Plans investing in a particular Fund. We shall instruct each Fund to recognize such omnibus account as a single shareholder and not to maintain separate accounts for each Benefit Plan or Benefit Plan participant. Neither we, nor the Funds, nor any affiliate thereof (hereinafter “Franklin or Templeton Entity”), shall have any responsibility with respect to administrative services, including tax reporting, for participants in each Benefit Plan.

3.                                     You represent that you have notified the appropriate Benefit Plan sponsors of the arrangements provided for in this Agreement and that the appropriate sponsors have agreed to such arrangements. You agree to notify us promptly in the event that a Benefit Plan or all of a Benefit Plan’s participants redeem all of their shares in the Funds.

4.A. You represent and warrant that your performance and receipt of compensation or other benefits under this Agreement will not violate any applicable law, rule or regulation, including federal and state securities laws and the Employee Retirement Income Security Act of 1974.

B.                                    You also represent that you are registered as a broker and as a transfer agent under the Securities Exchange Act of 1934, as amended, or are not required to be so registered.

5.                                     Neither you nor any of your employees or agents are authorized to make any representations concerning the shares of the Funds, without our prior review, except those contained in, and not taken out of context from, the then current prospectuses and statements of additional information, and current printed sales literature of the Funds, copies of which will be supplied to you by us upon request. You shall have no authority to act as agent for the Funds or for us except where necessary to perform specific services under this Agreement and as further described in Exhibit B. Any materials which contain the names “Franklin Templeton,” “Franklin,” “Templeton,” or “Mutual Series” (except when these names simply appear in a list of funds) will be subject to review by us, prior to their use with the participants and/or Benefit Plans.

6. A. You agree to hold harmless and indemnify the Funds, Franklin Templeton Distributors, Inc. (“Distributors”), Franklin Templeton Investor Services, LLC (“Transfer Agent”), and each of their respective employees, officers, directors, trustees and agents from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”), arising from: (i) your violation of any law, rule or regulation; (ii) your breach of any of the provisions of this Agreement; (iii) any misstatement or omission to state a material fact relating to the Funds by you, your affiliates, employees or agents; and (iv) your cancellation of or correction to, or error in the placing of, an order or instruction for the purchase or redemption of Fund shares.

You agree that any gain to you or the Benefit Plans attributable to the materially incorrect calculation or reporting of the daily net asset value shall be promptly returned to the Fund. You further agree to make a reasonable effort to recover from the Benefit Plans or Benefit Plan participants any material Losses incurred by us or the Funds as a result of the forgoing. In the event that Distributors and/or, Transfer Agent determine that materially incorrect daily net asset value, dividend, or capital gain information was provided to you, Distributors and/or Transfer Agent will report any such error to you and make all necessary adjustments to reflect the correct information.

B.                                   Distributors and Transfer Agent agree to hold harmless and indemnify you and your employees, officers, directors, trustees and agents from and against any Losses arising from: (i) our violation of any law, rule or regulation; (ii) our breach of any of the provisions of this Agreement (iii) any misstatement or omission to state a material fact relating to the Funds by us, our affiliates, employees or agents; and (iv) our materially incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate for a Fund.

C.                                  Notwithstanding the above, no party shall be responsible for any consequential or special Losses.

D.                                 Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, labor unrest, mechanical breakdown, insurrection, war, riots, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

7.A. In consideration of the services described herein to be provided by you which consist primarily of providing shareholder/personal services in maintaining the accounts of Benefit Plans and Benefit Plan participants who invest in Class A, Class C or Class R shares of the Funds, you shall be entitled to receive from Distributors such fees as are set forth in each Fund’s prospectus. Such services may include distributing Fund prospectuses, annual reports and other Fund related information or communications to Benefit Plans and participants investing in the Funds, and answering participant and Benefit Plan sponsor inquiries regarding the Funds. These fees are paid in accordance with the Funds’ Rule 12b-1 plans and may change at any time, in Distributors’ discretion or in the discretion of the Funds’ boards. In addition, if a securities dealer which has a dealer/selling agreement with Distributors, is requested by a particular Benefit Plan to perform these and similar shareholder/personal services, or provides distribution services for the Benefit Plan, such dealer would generally be entitled to Rule 12b-1 plan fees. In those circumstances, Distributors would not continue to pay you for such services. Distributors shall provide you with reasonable advance notice of any change in fees payable to you. You agree to waive payment of any shareholder/personal service fees payable to you hereunder, until such time as Distributors is in receipt of such fees from the Funds. Shareholder/personal service fees shall be payable on a quarterly basis, accompanied by a statement showing the calculation of the amounts payable to you.

B.                                   In consideration of the services to be provided by you which consist primarily of recordkeeping and subaccounting services for Benefit Plans and participants investing in Class A, Class C or Class R shares of the Funds through the Benefit Plans, similar to those which would be provided by Transfer Agent, the Funds’ transfer agent, if each participant invested directly in such Funds, you shall be entitled to receive from Transfer Agent a subaccounting/recordkeeping fee of 15 basis points per annum of the average daily net asset value of the shares invested through your arrangements with Benefit Plans in each quarter. The average daily net assets invested through such arrangements over a three-month period shall be computed in the same manner as each Fund uses to compute its net assets as set forth in its then current Prospectus. Recordkeeping and sub accounting services include establishing and maintaining participant account balances invested in the Funds through Benefit Plans, processing and accounting for participant exchanges among fund options, and processing redemptions in accordance with Benefit Plan requirements. Such fees may be changed in Transfer Agent’s discretion or in the discretion of the Funds’ boards of directors or trustees.

Subaccounting/recordkeeping fees shall be payable on a quarterly basis. At the end of each month you shall provide Transfer Agent with a statement (“Statement”), setting forth the total number of positions/participants per Benefit Plan invested in each Fund as of the end of the month, along with any other supporting data reasonably requested by Transfer Agent. For any new omnibus account(s) established within any given quarter, the omnibus account number(s) must be submitted to Transfer Agent no later than five (5) business days prior to the end of the quarter in which the omnibus account was established. Payment of subaccounting/recordkeeping fees for a quarter shall be subject to our receipt of monthly Statements for the prior quarter(s). Upon our request, which may occur no more frequently than annually, you shall have an officer or auditor certify that the monthly Statements provided to us for the prior four quarters are accurate and correct

C.                                  For the payment period in which this Agreement terminates, there shall be an appropriate proration of the fees noted above, on the basis of the number of days that the Agreement is in effect during ‘the quarter.

8.                                     Except as otherwise agreed in writing, you shall bear all expenses incidental to the performance of the services described herein. We shall, however, provide you with such copies of relevant prospectuses for all participants making an initial Fund purchase as well as relevant prospectuses, proxy material, periodic reports to shareholders, and other material as shall be reasonably requested by you to disseminate to Benefit Plan participants who purchase shares of the Funds.

9.                                    We reserve the right, in our discretion and without notice, to refuse an order for the purchase of shares or suspend the sale of shares or withdraw the sale of shares of any or all of the Funds if such purchase or sale would violate any applicable federal or state law or for other reasons we deem appropriate.

10.                              Upon our request, you shall provide copies of historical records relating to transactions between the Funds and the participants investing in such Funds, written communications regarding the Funds to or from such shareholders and other materials, in each case as may reasonably be requested to enable us or any other designated entity, including, without limitation, auditors, investment advisers or transfer agents for the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. You also agree that you will permit us or the Funds or any other Franklin or Templeton Entity, or any duly designated representative to have reasonable access to your personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

11.                              You may delegate your obligation to provide recordkeeping and administrative services under this Agreement to another entity, provided that such entity has all appropriate and necessary licenses, registrations and authorizations to perform the services delegated. Notwithstanding any such delegation, you shall remain responsible for the performance of such services,

12.A. This Agreement shall become effective as of the date indicated on page one.

B.                                   This Agreement shall terminate automatically (i) in the event of its “assignment,” as defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended; or (ii) as to a Fund, the provisions of paragraph 7 A shall terminate in the event that the Fund terminates its 12b-l plan; or (iii) as to a Benefit Plan, in the event that your services to the Benefit Plan terminate or the Benefit Plan ceases to be a shareholder of the Funds.

C.                                  This Agreement may be terminated, either in its entirety or as to a specific Fund, upon no less than sixty (60) days advance written notice to you by either Distributors or Transfer Agent, in their discretion. You may terminate this Agreement upon no less than sixty (60) days advance written notice to either Distributors or Transfer Agent. Either party may also terminate this Agreement for cause on material violation by the other party of any provision of this Agreement. Failure to terminate for any cause shall not constitute a waiver of any right to terminate at a later date for any such cause.

13.                             In the event this Agreement is terminated, you will not continue to use the Franklin Templeton name or any other words which may be reasonably construed to imply a continuing relationship with us or with the Funds.

14.                               This Agreement and any amendments hereto shall not be amended, except by written instrument executed by all parties. This Agreement contains the entire agreement between the parties and supersedes all prior agreements or understandings between the parties relating to the same subject matter.

15.                              We acknowledge and agree that you may enter into agreements similar to this Agreement with organizations other than us which also serve as principal underwriters for, or distributors of, or transfer agents for, mutual funds. You acknowledge and agree that, nothing contained herein shall prohibit us, the Funds or any Franklin or Templeton Entity from entering into agreements similar to this Agreement with organizations other than you or from soliciting any employee benefit plan or sponsor thereof to ‘enter into an arrangement with us, the Funds or any other Franklin or Templeton Entity for services similar to those to be provided under this Agreement.

16.                              You and we agree to keep confidential all proprietary data, software, processes, information, and documentation related to this Agreement, except as may be necessary or useful to perform obligations under this Agreement or otherwise as may be required by law or agreed to by the parties.

17.                                    Communications with respect to this Agreement shall be sent as follows:

If to you, to:	American United Life Insurance Company 1 American Square, 504C
Indianapolis, IN 46282-0001
Attention: Bill Pfadt

If to us, to:	Franklin Templeton Distributors, Inc. One Franklin Parkway
San Mateo, CA 94403-1906
Attention: Gregory E. Johnson, Chairman of the Board

and:	Franklin Templeton Investor Services, LLC 3344 Quality Drive
Rancho Cordova, CA 95670
Attention: Basil K. Fox, Jr., President

with a copy to:	Franklin Templeton Investments Retirement Division
One Franklin Parkway
San Mateo, CA 94403-1906
Attention: Robert C. Hays, Senior Vice President

18.                               This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of California without giving effect to the principles of conflicts of laws and the provisions shall be continuous. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted bylaw.

19.                             Any controversy arising out of, or relating to, this Agreement or the breach thereof, shall be settled by arbitration in San Mateo, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed, any arbitration hereunder shall be heard by a three-member board of arbitration, with each party hereto selecting an independent arbitrator within thirty (30) days following a notice to arbitrate under this Agreement. If a party fails to select an arbitrator within such time period, the other party may select such arbitrator. The two arbitrators selected above shall select within thirty (30) days after their appointment a third arbitrator. A decision of a majority of arbitrators shall be final and binding upon the parties participating in the arbitration.

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

		By:	/s/ Gregory E. Johnson
Gregory E. Johnson, Chairman of the Board

FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

		By:	/s/ Basil K. Fox, Jr.
Basil K. Fox, Jr., President

Accepted and agreed to:

AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ Michael R. Grimme

Name:	Mike Grimme

Title:	Vice President, Marketing

Date:	9/16/03

EXHIBIT A

Franklin Templeton Funds Participating in Shareholder
Servicing Arrangements with American United Life
Insurance Company and Fee Schedule

For your convenience, we have listed below the Funds that are subject to this Agreement as of the effective date of this Agreement. The 12b-l fees for each Fund are stated in each Fund’s prospectus. The list of Funds and fees paid are subject to change. In the event of a conflict between the text of the Agreement and this Exhibit, the text of the Agreement shall govern.

Franklin Adjustable U.S. Government Securities Fund

Franklin’s AGE High Income Fund (R)

Franklin Aggressive Growth Fund (R)

Franklin Balance Sheet Investment Fund (R) (C)

Franklin Biotechnology Discovery Fund

Franklin Blue Chip Fund (R)

Franklin Capital Growth Fund (R)

Franklin Cash Reserves Fund

Franklin Convertible Securities Fund

Franklin DynaTech Fund

Franklin Equity Income Fund (R)

Franklin Flex Cap Growth Fund (R)

Franklin Global Communications Fund

Franklin Global Growth Fund

Franklin Global Health Care Fund

Franklin Gold and Precious Metals Fund

Franklin Growth Fund (R)

Franklin Income Fund (R)

Franklin Large Cap Value Fund (R)

Franklin MicroCap Value Fund (D)

Franklin Natural Resources Fund

(R)       Indicates that Class R, Class A and Class C shares are available.

(C)       The Franklin Balance Sheet Investment Fund was closed to new investors on 5/1/02.

(D)       Franklin Microcap Value Fund was closed to new investors on 1/29/02, but is open to employer sponsored retirement plans.

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Franklin Real Estate Securities Fund

Franklin Rising Dividends Fund (R)

Franklin Short-Intermediate U.S. Government Securities Fund

Franklin Small Cap Growth Fund II (R)

Franklin Small Cap Value Fund (R)

Franklin Small-Mid Cap Growth Fund (R)

Franklin Strategic Income Fund (R)

Franklin Technology Fund (R)

Franklin Templeton Conservative Target Fund (R)

Franklin Templeton Growth Target Fund (R)

Franklin Templeton Hard Currency Fund

Franklin Templeton Moderate Target Fund (R)

Franklin Total Return Fund (R)

Franklin U.S. Government Securities Fund (R)

Franklin U.S. Government Securities Money Market Portfolio

Franklin U.S. Long-Short Fund

Franklin Utilities Fund (R)

Mutual Beacon Fund

Mutual Discovery Fund (R)

Mutual European Fund

Mutual Financial Services Fund

Mutual Qualified Fund

Mutual Shares Fund (R)

Templeton Developing Markets Trust (R)

Templeton Foreign Fund (R)

Templeton Foreign Smaller Companies Fund

Templeton Global Bond Fund

Templeton Global Opportunities Trust

Templeton Global Smaller Companies Fund, Inc.

Templeton Growth Fund, Inc. (R)

Templeton International (Ex EM) Fund

Templeton World Fund

(R)       Indicates that Class R, Class A and Class C shares are available.

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EXHIBIT B

Provisions Relating to Agency Services

A.                                 You, or your agent or designee, agree, in connection with establishing an account or accounts for Benefit Plans, to complete a Franklin Templeton Institutional Services Application for each Account registration.

B.                                   We agree to furnish or cause to be furnished to you, for each Fund (1) confirmed net asset value information as of the close of trading (currently 4:00 p.m. East Coast time, 1:00 p.m. Pacific Coast time) on the New York Stock Exchange (the “Close of Trading”) on each business day that the New York Stock Exchange is open for business (each a “Business Day”) or. at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant then current prospectus(es), in a format which includes the Fund’s name and the change from the last calculated net asset value, (2) dividend and capital gains information as it arises, and (3) in the case of fixed income funds, the daily accrual or the distribution rate factor. We shall use our best efforts to provide or cause to be provided to you such information by 6:30 p.m. East Coast time, 3:30 p.m. Pacific Coast time.

C.                                    You, as agent for the Franklin Templeton Funds shall: (1) receive from the Benefit Plans for acceptance as of the Close of Trading on each Business Day (based upon the Benefit Plans’ receipt of instructions from Benefit Plan participants prior to the Close of Trading on such Business Days): (a) orders for the purchase of shares of the Funds, (b) exchange orders, and (c) redemption requests and redemption directions with respect to shares of the Funds held by the Benefit Plans (“Instructions”); (2) transmit to us such net purchase and/or net redemption Instructions no later than 9:00 a.m. East Coast time, 6:00 a.m. Pacific Coast time on the next following Business Day; and (3) upon acceptance of any such Instructions, communicate such acceptance to the applicable Benefit Plans (a “Confirmation”). The Business Day on which such Instructions are received in proper form by you and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by you and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. You warrant that all orders, Instructions and Confirmations received by you which will be transmitted to us for processing on a Business Day will have been received and time stamped prior to the Close of Trading on that Business Day. Instructions received after the 9 a.m. cut off time set forth above shall be processed on the next Business Day.

D.                                 You will wire payment, or arrange for payment to be wired by your designated bank, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by us. Such wires must be received no later than the close of the Reserve

B-1

Bank, which is 6:00 p.m. East Coast time, on the Business Day following the Business Day as of which such purchase orders are made in conformance with Paragraph C.

E.                                  Generally, when net redemptions of shares of the Funds are the result of participant-initiated exchanges among investment alternatives offered to a Benefit Plan or distributions to participants leaving the employ of a sponsor of a Benefit Plan, we will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by you, as indicated on the original application for Benefit Plans investing in the Funds or as amended in writing, as soon as possible but in any event no later than 1:00 p.m. East Coast time, 10:00 a.m. Pacific Coast time on the Business Day as of which such redemption orders are communicated to us, in conformance with Paragraph C. However, when redemptions (and to the extent such redemptions) are the result of a decision by a Benefit Plan sponsor or other Benefit Plan fiduciary to eliminate a Fund as an investment choice under the Benefit Plan, or when redemption amounts exceed the lesser of $1,000,000.00 or 50% of the amount invested by a Benefit Plan in a Fund, we reserve the right to delay settlement in accordance with standard securities transactions settlement guidelines of the Securities and Exchange Commission as then in effect.

F.                               Each party to this Agreement shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible; Each party agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with your responsibilities under this Agreement.

B-2

EXHIBIT A

Franklin Templeton Funds Participating in Shareholder
Servicing Arrangements with American United Life
Insurance Company and Fee Schedule

For your convenience, the following table lists the Funds that are subject to this Agreement as well as the relevant fees payable for each Fund. The 12b-l fees for each Fund apply to Class A shares only. Class R and Class C share fees are stated in each Fund’s prospectus. The list of Funds and fees paid are subject to change. In the event of a conflict between the text of the Agreement and this Exhibit, the text of the Agreement shall govern.

Franklin Templeton - A Share Class	Ticker	CUSIP	12b-1 Fee (Class A)	Sub-TA Fee	Total
Franklin Adjustable U.S. Government Securities Fund	FISAX	353 612 302	0.25%	0.15%	0.40%
Franklin’s AGE High Income Fund (R)	AGEFX	353 538 101	0.15%	0.15%	0.30%
Franklin Aggressive Growth Fund (R)	FGRAX	354 713 687	0.25%	0.15%	0.40%
Franklin Balance Sheet Investment Fund (R) (C)	FRBSX	352 423 107	0.25%	0.15%	0.40%
Franklin Biotechnology Discovery Fund	FBDIX	354 713 844	0.25%	0.15%	0.40%
Franklin Blue Chip Fund (R)	FKBCX	354 713 885	0.25%	0.15%	0.40%
Franklin Capital Growth Fund * (R)	FKREX	353 516 107	0.25%	0.15%	0.40%
Franklin Cash Reserves Fund	INRXX	457 756 849	0.25%	0.15%	0.40%
Franklin Convertible Securities Fund	FISCX	353 612 104	0.25%	0.15%	0.40%
Franklin DynaTech Fund	FKDNX	353 496 201	0.25%	0.15%	0.40%
Franklin Equity Income Fund (R)	FISEX	353 612 401	0.25%	0.15%	0.40%
Franklin Flex Cap Grown Fund ** (R)	FKCGX	352 51D 103	0.25%	0.15%	0.40%
Franklin Global Aggressive Growth Fund	Not Available	353 533 102	0.25%	0.15%	0.40%
Franklin Global Communications Fund	FRGUX	354 713 307	0.25%	0.15%	0.40%
Franklin Global Growth Fund	Not Available	353 533 508	0.25%	0.15%	0.40%
Franklin Global Health Care Fund	FKGHX	354 713 208	0.25%	0.15%	0.40%
Franklin Gold and Precious Metals Fund	FKRCX	353 535 107	0.25%	0.15%	0.40%
Franklin Growth Fund (R)	FKGRX	353 496 508	0.25%	0.15%	0.40%
Franklin Income Fund (R)	FKINX	353 496 300	0.15%	0.15%	0.30%
Franklin Large Cap Value Fund (R)	FLVAX	355 148 701	0.25%	0.15%	0.40%
Franklin MicroCap Value Fund (C)	FRMCX	355 148 206	0.25%	0.15%	0.40%
Franklin Natural Resources Fund	FRNRX	354 713 604	0.25%	0.15%	0.40%
Franklin Real Estate Securities Fund	FREEX	354 602 104	0.25%	0.15%	0.40%
Franklin Rising Dividends Fund (R)	FRDPX	353 825 102	0.50%	0.15%	0.65%

(R)        Indicates that Class R, Class A and Class C shares are available.

(C)        Franklin Balance Sheet Investment Fund was closed to new investors on 5/1/02. Franklin Microcap Value Fund was closed to new investors on 1/29/02, but is open to employer sponsored retirement plans,

*                 Franklin Capital Growth Fund was formerly known as Franklin Growth and Income Fund.

**          Franklin Flex Cap Growth Fund was formerly known as Franklin California Growth Fund.

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Franklin Templeton - A Share Class	Ticker	CUSIP	12b-1 Fee (Class A)	Sub-TA Fee	Total
Franklin Short-Intermediate U.S. Government Securities Fund	FRGVX	353 612 203	0.10%	0.15%	0.25%
Franklin Small Cap Growth Fund II (R)	FSGRX	354 713 620	0.25%	0.15%	0.40%
Franklin Small Cap Value Fund *** (R)	FRVLX	355 148 305	0.25%	0.15%	0.40%
Franklin Small-Mid Cap Growth Fund **** (R)	FRSGX	354 713 109	0.25%	0.15%	0.40%
Franklin Strategic Income Fund (R)	FRSTX	354 713 505	0.25%	0.15%	0.40%
Franklin Technology Fund (R)	FTCAX	354 713 570	0.25%	0.15%	0.40%
Franklin Templeton Conservative Target Fund	FTCIX	354 72P 109	0.25%	0.15%	0.40%
Franklin Templeton Growth Target Fund	FGTIX	354 72P 505	0.25%	0.15%	0.40%
Franklin Templeton Hard Currency Fund	ICPHX	354 728 305	0.25%	0.15%	0.40%
Franklin Templeton Moderate Target Fund (R)	FMTIX	354 72P 307	0.25%	0.15%	0.40%
Franklin Total Return Fund (R)	FTRRX	353 612 773	0.25%	0.15%	0.40%
Franklin U.S. Government Securities Fund (R)	FKUSX	353 496 607	0.15%	0.15%	0.30%
Franklin U.S. Government Securities Money Market Portfolio	FGSXX	457 756 708	0.15%	0.15%	0.30%
Franklin Utilities Fund (R)	FKUTX	353 496 409	0.15%	0.15%	0.30%
Franklin Value Fund	FRVLX	355 148 305	0.25%	0.15%	0.40%
Mutual Beacon Fund	TEBIX	628 380 875	0.25%	0.15%	0.40%
Mutual Discovery Fund (R)	TEDIX	628 380 859	0.25%	0.15%	0.40%
Mutual European Fund	TEMIX	628 380 834	0.25%	0.15%	0.40%
Mutual Financial Services Fund	TFSIX	354 026 106	0.25%	0.15%	0.40%
Mutual Qualified Fund	TEQIX	628 380 800	0.25%	0.15%	0.40%
Mutual Shares Fund (R)	TESIX	628 380 602	0.25%	0.15%	0.40%
Templeton Developing Markets Trust (R)	TEDMX	880 18W 104	0.25%	0.15%	0.40%
Templeton Foreign Fund (R)	TEMFX	880 196 209	0.25%	0.15%	0.40%
Templeton Foreign Smaller Companies Fund	FINEX	353 61F 303	0.25%	0.15%	0.40%
Templeton Global Bond Fund	TPINX	880 208 103	0.25%	0.15%	0.40%
Templeton Global Opportunities Trust	TEGOX	880 20E 100	0.25%	0.15%	0.40%
Templeton Global Smaller Companies Fund, Inc.	TEMGX	880 22L 102	0.25%	0.15%	0.40%
Templeton Growth Fund, Inc. (R)	TEMPLX	880 199 104	0.25%	0.15%	0.40%
Templeton International (Ex EM) Fund *****	TEGEX	800 19R 500	0.25%	0.15%	0.40%
Templeton World Fund	TEMWX	880 196 100	0.25%	0.15%	0.40%

***                                Franklin Small Cap Value Fund was formerly known as Franklin Value Fund.

****                         Franklin Small-Mid Cap Growth Fund was formerly known as Franklin Small Cap Growth Fund I.

*****                  Templeton International (Ex EM) Fund was formerly known as Templeton International Fund.

(R)                                     Indicates that Class R, Class A and Class C share are available.

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